Exhibit 99.(a)(11)
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TRI-COUNTY BANCORP, INC.                              Contact:  Robert L. Savage
Torrington, Wyoming                                             President
                                                                (307) 532-2111


                              For Immediate Release


                       TRI-COUNTY BANCORP, INC. ANNOUNCES
                        EXTENSION OF ISSUER TENDER OFFER

     Torrington, Wyoming -- November 23, 1998 -- Tri-County Bancorp, Inc., Torrington, Wyoming (Nasdaq "TRIC"), the parent holding company of Tri-County Federal Savings Bank, announced that the Corporation on Friday, November 20, 1998, extended its offer to purchase ("Offer") up to 313,000 shares of its common stock at a purchase price not in excess of $14.00 nor less than $11.00 until December 7, 1998, at 5:00 p.m. Wyoming Time. The Offer commenced October 20, 1998.

     The Corporation determined to extend the Offer to enable the Corporation to respond to comments from the Securities and Exchange Commission. An amended filing addressing the comments from the Commission will be made with the Commission on November 23, 1998.

     In accordance with applicable rules, persons tendering shares pursuant to the Offer may withdraw tendered shares at any time prior to termination of the Offer, acceptance of payment, and after the expiration of 40 business days from the commencement of the Offer.